Exhibit 4.6

INSTRUMENT OF ASSUMPTION

Pollution Control Refunding Revenue Bonds,

1994 Series A (Illinois Power Company Project)

THIS INSTRUMENT OF ASSUMPTION, dated October 1, 2010, is entered into by AMEREN ILLINOIS COMPANY, an Illinois corporation (the “Company”).

RECITALS

1.	Illinois Power Company, an Illinois corporation (“IP”), has heretofore entered into the Loan Agreement dated as of June 1, 1992 (the “Agreement”), by and between the Illinois Development Finance Authority (now the ILLINOIS FINANCE AUTHORITY), a political subdivision, body politic and corporate duly organized and existing under and by virtue of the Constitution and laws of the State of Illinois (the “Issuer”) and IP, pursuant to which IP is obligated to make certain payments related to the Pollution Control Refunding Revenue Bonds, 1994 Series A (Illinois Power Company Project) issued by the Issuer under the Indenture of Trust dated as of June 1, 1992 (as heretofore and hereafter amended or supplemented, the “Indenture”), with Continental Bank, National Association (succeeded in interest by The Bank of New York Mellon Trust Company, N.A.), as Trustee (the “Trustee”).

2.	On the date hereof, IP merged into the Company.

3.	Pursuant to the Agreement and Plan of Merger dated April 13, 2010 among Central Illinois Public Service Company (now the Company), Central Illinois Light Company and IP, and Section 11.50 of the Illinois Business Corporation Act of 1983, the Company became responsible and liable for all the liabilities and obligations of IP when the merger became effective.

4.	This Instrument of Assumption is being executed pursuant to Section 5.6 of the Agreement.

NOW, THEREFORE, BE IT KNOWN that, in consideration of the premises and of other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Company DOES HEREBY ASSUME all of the obligations of IP under the Agreement.

IN WITNESS WHEREOF, the Company has caused this Instrument to be executed as of the day and year first above written.

AMEREN ILLINOIS COMPANY

By	/s/ Martin J. Lyons, Jr.
Name: Martin J. Lyons, Jr.

   Title: Senior Vice President and Chief Financial Officer